Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated April 9, 2014 (July 10, 2014 as to the effect of the reverse stock split described in the first paragraph of Note 2 and September 26, 2014 as to the effect of the adoption of a new accounting standard and removal of development stage company disclosures as described in the Recent Accounting Pronouncements section of Note 2) relating to the combined financial statements of Atara Biotherapeutics, Inc., Nina Biotherapeutics, Inc., Pinta Biotherapeutics, Inc. and Santa Maria Biotherapeutics, Inc. (collectively, the “Company”) as of and for the year ended December 31, 2013, and as of December 31, 2012 and for the period from August 22, 2012 (inception) to December 31, 2012 appearing in the Prospectus, which is part of Registration Statement No. 333-201728 on Form S-1, as amended.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

February 11, 2015